Exhibit 99.1

Natera Reports Third Quarter 2025 Financial Results

AUSTIN, Texas, November 6, 2025 / Business Wire/ — Natera, Inc. (NASDAQ:  NTRA), a global leader in cell-free DNA and precision medicine, today reported its financial results for the third quarter ended September 30, 2025.

Recent Financial Highlights

•	Generated total revenues of $592.2 million in the third quarter of 2025, compared to $439.8 million in the third quarter of 2024, an increase of 34.7%. Product revenues grew 35.3% over the same period.

•	Generated a gross margin percentage[2] of 64.9% in the third quarter of 2025, compared to a gross margin percentage[2] of 61.8% in the third quarter of 2024.

•	Processed approximately 893,600 tests in the third quarter of 2025, compared to approximately 775,800 tests in the third quarter of 2024, an increase of 15.2%.

•	Performed approximately 211,000 oncology tests in the third quarter of 2025, compared to approximately 137,100 in the third quarter of 2024, an increase of 53.9%. This included record sequential growth of approximately 21,500 clinical molecular residual disease (MRD) units compared to the second quarter of 2025.

•	Achieved positive cash flow of approximately $26.4 million[1] in the third quarter of 2025.

•	Raising 2025 annual revenue guidance by $160 million at the midpoint, from $2.02 billion - $2.10 billion to $2.18 billion - $2.26 billion.

“Results in the third quarter were excellent, including our largest increase in quarterly clinical MRD units to date,” said Steve Chapman, chief executive officer of Natera. “We continue to advance innovation across the portfolio, with successful read-outs for Signatera™, positive new results for our early cancer detection program, and the announcement of an expanded panel for our Fetal Focus™ single-gene noninvasive prenatal test.”

Third Quarter Ended September 30, 2025 Financial Results

Total revenues were $592.2 million in the third quarter of 2025 compared to $439.8 million in the third quarter of 2024, an increase of 34.7%. The increase in total revenues was driven primarily by a 35.3% increase in product revenues, which were $590.2 million in the third quarter of 2025 compared to $436.1 million in the third quarter of 2024. The increase in product revenues was primarily driven by an increase in volume and average selling price improvements, as well as cash receipts that were collected during the quarter in excess of initial revenue estimates for tests delivered in prior quarters.

Natera processed approximately 893,600 tests in the third quarter of 2025, including approximately 879,700 tests accessioned in its laboratory, compared to approximately 775,800 tests processed, including approximately 760,700 tests accessioned in its laboratory, in the third quarter of 2024, an increase of 15.2% from the prior period.

In the third quarter of 2025, Natera recognized revenue on approximately 832,900 tests for which results were reported to customers in the period (tests reported), including approximately 819,900 tests reported from its laboratory, compared to approximately 750,100 tests reported, including approximately 735,900 tests reported from its laboratory, in the third quarter of 2024, an increase of 11.0% from the prior period.

Gross margin2 for the three months ended September 30, 2025 and 2024 was $384.4 million and $271.7 million, respectively, representing a gross margin percentage2 of 64.9% and 61.8%, respectively. Natera had higher gross margin2 in the third quarter of 2025 primarily as a result of higher revenues, continued progress in reducing cost of revenues associated with tests processed, as well as incremental cash receipts during the quarter in excess of initial revenue estimates for tests delivered in the prior period. Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the third quarter of 2025 were $482.0 million, compared to $311.1 million in the same period of the prior year, an increase of 54.9%. The increase was primarily driven by salary and related compensation expenditures, including stock-based compensation expense, to support new product offerings as well as increases in consulting and legal expenses.

Loss from operations for the third quarter of 2025 was $97.6 million compared to $39.3 million for the same period of the prior year.

Natera reported a net loss for the third quarter of 2025 of $87.5 million, or ($ 0.64 ) per diluted share, compared to a net loss of $31.6 million, or ($ 0.26 ) per diluted share, for the same period in 2024. Weighted average shares outstanding were approximately 137.2 million in the third quarter of 2025 compared to 123.8 million in the third quarter of the prior year.

At September 30, 2025, Natera held approximately $1,042.4 million in cash, cash equivalents, short-term investments and restricted cash, compared to $968.3 million as of December 31, 2024. As of September 30, 2025, Natera had a total outstanding debt balance of $80.3 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day SOFR plus 50 bps.

Financial Outlook

Natera anticipates 2025 total revenue of $2.18 billion - $2.26 billion; 2025 gross margin2 to be approximately 62% to 64% of revenues; selling, general and administrative costs to be approximately $1.08 billion to $1.18 billion; research and development costs to be approximately $575 million to $625 million; and net cash inflow to be approximately $100 million3.

Test Volume Summary

Unit	Q3 2025	Q3 2024	Definition
Tests processed	893,600	775,800	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	879,700	760,700	Test accessioned in our laboratory
Tests reported	832,900	750,100	Total tests reported
Tests reported in our laboratory	819,900	735,900	Total tests reported less units reported outside of our laboratory

About Natera

Natera™ is a global leader in cell-free DNA and precision medicine, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health and enable earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 325 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Conference Call Information

Event:	Natera’s Third quarter 2025 Financial Results Conference Call
Date:	Thursday, November 6, 2025
Time:	4:30 p.m. ET
Live Dial-In:	1-888-770-7321 (Domestic) 1-929-201-7107 (International)
Conference ID:	7684785
Webcast Link:	https://events.q4inc.com/attendee/822764987

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including statements regarding its market opportunity, anticipated products and launch schedules, reimbursement coverage and product costs, commercial and strategic partnerships and acquisitions, user experience, clinical trials and studies, and its strategies, goals and general business and market conditions, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to further increase the use and adoption of our products through our direct sales efforts or through our laboratory partners; we have incurred net losses since our inception and we anticipate that we will continue to incur net losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; our products may not perform as expected; the results of our clinical studies may not support the use and reimbursement of our tests, particularly for microdeletions screening, and may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratories becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for our tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors; we could incur substantial costs and delays complying with governmental regulations, including recently enacted FDA regulations regarding LDTs; litigation and other regulatory or governmental proceedings, related to our intellectual property or the commercialization of our tests, are costly, time- consuming, could result in our obligation to pay material judgments or incur material settlement costs, and could limit our ability to commercialize our tests; and any inability to effectively protect our proprietary technology could harm our competitive position or our brand.

We discuss these and other risks and uncertainties in greater detail in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. In light of these risks, uncertainties and assumptions, you should not place undue reliance on our forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations.

References

1.	Positive cash flow for the quarter ended September 30, 2025, is derived from the GAAP Statement of Cash Flows as follows: net cash provided by operating activities of $59.4 million, net cash provided by financing activities of $1.9 million, offset by net cash used in investing activities for purchases of property and equipment and acquisition of intangible assets of $34.9 million.

2.	Gross margin is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin percentage is calculated as gross margin divided by GAAP total revenues.

3.	Cash (outflow) inflow is calculated as the sum of GAAP net cash provided by (used in) operating activities, GAAP net cash provided by (used in) financing activities, and GAAP net cash provided by (used in) investing activities for purchases of property and equipment.

Contacts

Investor Relations
Mike Brophy, CFO, Natera, Inc., investor@natera.com

Media
Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com

Natera, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except shares)

	September 30,	December 31,
	2025	2024 (1)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$1,041,438	$945,587
Short-term investments	1,000	22,689
Accounts receivable, net of allowance of $8,419 and $7,259 at September 30, 2025 and December 31, 2024, respectively	286,379	314,165
Inventory	64,644	44,744
Prepaid expenses and other current assets, net	53,862	48,635
Total current assets	1,447,323	1,375,820
Property and equipment, net	206,496	162,046
Operating lease right-of-use assets	96,988	86,149
Other assets	70,675	36,720
Total assets	$1,821,482	$1,660,735
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$46,499	$34,922
Accrued compensation	77,439	62,114
Other accrued liabilities	215,951	146,893
Deferred revenue, current portion	21,786	19,754
Short-term debt financing	80,341	80,362
Total current liabilities	442,016	344,045
Deferred revenue, long-term portion and other liabilities	22,898	24,682
Operating lease liabilities, long-term portion	104,380	96,588
Total liabilities	569,294	465,315

Commitments and contingencies

Stockholders’ equity:
Common stock (2)	14	12
Additional paid-in capital	4,075,641	3,763,614
Accumulated deficit	(2,823,280)	(2,567,862)
Accumulated other comprehensive loss	(187)	(344)
Total stockholders’ equity	1,252,188	1,195,420
Total liabilities and stockholders’ equity	$1,821,482	$1,660,735

(1)	The consolidated balance sheet at December 31, 2024 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

(2)	As of September 30, 2025 and December 31, 2024, there were approximately 137,533,000 and 132,646,000 shares of common stock issued and outstanding, respectively.

Natera, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues
Product revenues	$590,197	$436,127	$1,634,660	$1,212,163
Licensing and other revenues	1,986	3,631	5,955	8,687
Total revenues	592,183	439,758	1,640,615	1,220,850
Cost and expenses
Cost of product revenues	207,253	167,657	591,397	496,340
Cost of licensing and other revenues	548	354	1,465	990
Research and development	173,412	96,931	448,917	274,677
Selling, general and administrative	308,546	214,154	885,962	606,397
Total cost and expenses	689,759	479,096	1,927,741	1,378,404
Loss from operations	(97,576)	(39,338)	(287,126)	(157,554)
Interest expense	(1,045)	(3,142)	(3,078)	(9,393)
Interest and other income, net	11,284	11,618	35,441	32,342
Loss before income taxes	(87,337)	(30,862)	(254,763)	(134,605)
Income tax expense	(207)	(730)	(655)	(2,050)
Net loss	$(87,544)	$(31,592)	$(255,418)	$(136,655)
Unrealized (loss) gain on available-for-sale securities, net of tax	100	593	157	2,320
Comprehensive loss	$(87,444)	$(30,999)	$(255,261)	$(134,335)

Net loss per share:
Basic and diluted	$(0.64)	$(0.26)	$(1.88)	$(1.12)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	137,187	123,775	136,181	122,486